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                                                                    EXHIBIT 10.3


                               HEADS OF AGREEMENT


BETWEEN:

VASCO CORPORATION, represented by Kendall HUNT, Chief Executive Officer

AND:

VASCO DATA SECURITY EUROPE S.A., represented by Kendall HUNT, President and Director


AND:

DIGILINE INTERNATIONAL LUXEMBOURG, represented by Henri ARONSON and Dominique FONTAINE, Directors

AND:

DIGILINE S.A., represented by Dominique COLARD, Managing Director

AND:

DIGIPASS S.A., represented by Dominique COLARD and Jan VALCKE, Directors

AND:

Dominique COLARD, residing at rue Gillemont 21, 6120 Ham sur Heure

AND:

TOPS S.A., represented by Dominique COLARD, President

1.-  Vasco Corp. (Vasco) has set up a new company, Vasco Data Security Europe
(VDSE) in Brussels. VDSE is a holding company 100% owned by Vasco. VDSE's mission is to act as the holding company for various business ventures and activities in Europe, Eastern Bloc, Middle East, and other areas which provide economic opportunities for Vasco. It will invest in companies which are involved in computer security products and services, and have a << presence >> in territories where VDSE would like to establish an on-going business.


2.- Digiline International Luxembourg (DIL), in its capacity as shareholder of Digipass Belgium (DP), TOPS (TP) and Digiline Belgium (DB), on the one hand, and VASCO and VDSE, on the other hand, hereby agree to the following structure for the acquisition by VDSE of DP and of the assets and certain liabilities of
DB:

TP will transfer its DP shares for book value to DP.


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All of the assets of DB will be transferred to DP at their book value.  In addition, DP will assume for book value all of the current accounts payable and accrued expenses of DB. The net value of such transfer and assumption will be invoiced by DB to DP. The transfer will be structured so as to qualify as a transfer of a branch of business activity in such a way that the employment contracts of all concerned employees will be automatically transferred to DP. VDSE will then purchase 100% of the stock of DP from DIL for the price of $10,000,000.00 (USD) (ten million) less any positive net equity remaining in the building owned by TOPS and occupied by DP and DB. Positive net equity shall be defined as the fair market price of the building as determined by an
<< expert immobilier >>, less the remaining balance of the mortgage indebtedness (plus costs associated with the planned refinancing of the mortgage) due at the effective date of the final Agreement. Except for the abovementioned adjustment for the net equity in the building the amount of the purchase price shall not be subject to adjustment for any reason. In no event shall DIL be responsible for the financial results of year 1996.

Any costs arising from such transfer of assets and liabilities, shall be for the account of DP.

At Closing of the sale, the assets of DP will consist of all of the assets previously owned by DB or DP associated with the operation of the business of DP and DB including (1) cash, (2) accounts receivable, (3) furniture, fixtures, machinery and equipment, (4) inventory (raw materials, work-in-process and finished goods), (5) patents, trademarks and other intellectual property, (6) contracts to provide tokens or other products to third parties, (7) deposits and prepaid expenses, (8) product names including Digipass, Digiline, Digidial, Easy Dial, Intermezzo, and other names being used by DP and DB, and (9) any other assets owned by DP necessary for the operation of the business except the following assets: patents, trademarks, other intellectual property and product names related to Dynapark and Muslimclock.

DIL has agreed to retain the 1995 net after-tax profit and the 1996 net after-tax profit, up to the Closing of the sale, in DP and DB that VDSE is acquiring, except for the dividend distribution of BEF 1,000,000 approved by the shareholders of DB at the general meeting on May 8th, 1996.

DIL represents and warrants to Vasco and VDSE that the financial statements of DB and DP for the year ended December 31, 1995 have been prepared in good faith and in accordance with the provisions of the applicable Belgian accounting rules.

At Closing of the sale, the only liabilities of DP will be current accounts payable and accrued expenses associated with the operation of business of DP and DB. All intercompany receivables and payables on the books of DP will be written off at Closing.


3.- Payment of the purchase price shall be made in cash in immediately available US Dollars as follows :


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


Payment Number           Payment Date               Amount
--------------------------------------------------------------
                No later than December 31, 1996      $ 5000000
      1         No later than December 31, 1997      $ 5000000
      2                 Total Payments               $10000000

Payment 1 above shall be paid in cash at the settlement date of Vasco Corp.'s public offering but in no event later than December 31, 1996. Such payment shall be irrevocably and unconditionally guaranteed by means of an Irrevocable Letter of Credit or Irrevocable Bank Guarantee in favor of DIL issued by a first-class bank acceptable to DIL.

Payment 2 shall be paid in cash no later than December 31, 1997. Such payment shall be irrevocably and unconditionally guaranteed by means of an Irrevocable Letter of Credit or Irrevocable Bank Guarantee in favor of DIL issued by a first-class bank acceptable to DIL.

Based upon the assumption that DP, DB and DIL are not doing business in the United States of America the above payments will be made without deduction, withholding or offset for any US taxes.

Payments 1 and 2 may be delayed by written agreement of VDSE and DIL, provided that DIL shall under no circumstances be obliged to grant its consent to any such delay. Any amounts not paid on January the 1st 1997 shall bear interest at the rate of 8% per annum. Interest due for any portion of a year shall be prorated based on the actual number of days elapsed divided by 360.

At the sole election of DIL, payment 2 may be in the form of Vasco Common Stock, priced at Fair Market Value at the time of delivery, in U.S. Dollars. Fair Market Value (FMV) shall be defined as the average NASDAQ closing price for the prior 20 trading days from the date of issuance. Under current SEC regulations, shares are restricted from sale for 24 months from the date of issuance.

As provided in Clause 13, DIL shall have the right to withdraw from this Heads of Agreement if VASCO and VDSE have not presented to DIL the abovementioned bank guarantees in form and substance meeting the requirements set forth above within 30 business days from the date of signature of this Heads of Agreement. DIL shall have 5 business days from the date of its receipt of the proposed guarantees to confirm that the Guarantees are in accordance with the requirements of this Heads of Agreement. In the case where DIL withdraws from this Heads of Agreement, DB, DP, TP, and DC will not anymore be bound by this Heads of Agreement except if otherwise provided in this agreement.


4.- The Parties will mutually agree when to disclose the terms of this Agreement, until which time all terms will be kept private and confidential. Under any circumstances, SEC regulations will govern the disclosure timing. However, the disclosure of the terms of this Agreement will in any event not occur before DIL will have confirmed that the bank guarantees are in accordance with the requirements set forth above.


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5.-  Mario Houthooft (MAH) will be the Managing Director of DP, the combined operations of DP and DB.


6.- DC acting through TP shall be a consultant to the new management of DP for a period of 6 months, with an option to extend this consulting agreement by mutual consent of DC and DP. DC's role shall be to advise management during a suitable transition period from the old management to the new management. DC shall be considered an independent consultant, and shall spend an average of 4 days per week as a consultant to DP. His involvement shall be progressively reduced to zero at the end of the period above.

TP will be paid by DP for these consultancy services at a fixed monthly fee of 309,337.00 BEF (plus applicable VAT).

During this consulting period, DC with the agreement of DP, may also be involved part-time in the areas of innovation and research and development, but will remain an independent consultant, not an employee.


7.- DC shall sign a non-compete contract for a period of 5 years. During this period, DC shall be free to conduct other non-competitive business, including designing, producing and selling devices that do not compete with Vasco's family of current or future products as defined below.

VDSE's business definition of competing products is as follows : the undertaking of any possible application of cryptography, any mathematical and logical system, as well as satellite communication and voice digitalization, assistance by means of services or consultancy, development, manufacturing and commercialization of methods, systems, machines and products related to security of data and programs, their transmission and their modification, as well as electrical components, computer software and hardware, but only if and to the extent that any of the foregoing is related to security as indicated above. DYNAPARK and MUSLIMCLOCK are not considered competing products.


8.- DIL shall undertake to use its best efforts to obtain that any DB employees whose employment contracts are not automatically transferred to DP pursuant to the business transfer referred to in Clause 2 above, shall sign new Employment Agreements with DP, containing terms and conditions consistent with Belgian law. It is understood that VDSE feels a moral obligation to maintain its business in Belgium and has no plans to relocate its business outside Belgium.


9.- Once DP has been acquired by VDSE, key employees of DP will be eligible to participate in the Vasco Corp. Stock Option Plan. Vasco will work with Price Waterhouse to assure that such participation is structured in such a way so as to optimize the tax treatment for such individuals.


10.- DP shall sign a new rental agreement with TP for the current DP and DB office facilities for a period of 24 months at a competitive fair market price. By giving at least 6 months written notice


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prior to the end of such initial term or of any renewal term, DP may extend the term of this rental agreement for up to 3 additional 12-month periods.


11.- The undersigned parties agree that all information furnished to either of them or to any affiliate, employee or agent of either of them by DC, DB or DIL in connection with the acquisition of DP will be treated as strictly confidential and will not without the prior written consent of DIL, be disclosed by Vasco or VDSE or by any of their employees, agents or affiliates to any third parties either (i) prior to the Closing of VDSE's acquisition of DP, or (ii) if for any reason VDSE does not acquire DP. Following VDSE's acquisition of DP such obligation of confidentiality and nondisclosure shall remain applicable to any information furnished by DIL, DC or DB in connection with DIL's sale of DP which does not relate exclusively to DP.


12.- Vasco shall indemnify DB and DIL (and any of their affiliates, officers or shareholders) and hold each of them harmless against any liabilities, claims or expenses related to Vasco's public offering.


13.- The present Heads of Agreement shall be governed by Belgian law. Any controversies arising hereunder shall be submitted to arbitration in Brussels in accordance with the CEPANI rules. The acquisition of DP contemplated by the present Heads of Agreement shall be further implemented by means of documentation to be negotiated amongst the parties reflecting all of the terms and conditions set forth herein and other terms and conditions, including certain representations, warranties and covenants with respect to the business of DP and DB and, the assets and liabilities of DP, not inconsistent with the terms hereof. However, DC, DB, DP, TP and DIL reserve the right to withdraw from this Agreement if within 30 business days from the date of this Heads of Agreement they shall not have received the guarantees referred to in Clause 3 hereof. If DC, DB, DP, TP and DIL elect not to withdraw, the agreement shall be modified so that the guaranties referred to in clause 3 need not to be delivered. In case they elect to withdraw, the only obligation of Vasco and VDSE under Clause 11 hereof shall survive the termination of this Agreement and shall remain in effect for a period of 36 (thirty-six) months.


14.- VASCO shall be jointly and severally liable with VDSE for any and all obligations of VDSE under the present Heads of Agreement and under the definitive documentation referred to in Clause 13.



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Done in Brussels, on May, 13th 1996


         VASCO Corp.                  DIGILINE INTERNATIONAL LUX.



         By  /s/ Kendall Hunt         By /s/ Dominique Fontaine
            --------------------        -------------------------------
         Kendall HUNT                 Dominique FONTAINE
         Chairman & CEO               Director


         VASCO DATA SECURITY
         EUROPE S.A.



         By  /s/ Kendall Hunt         By /s/ Henri Aronson
            --------------------        -------------------------------
         Kendall HUNT                 Henri ARONSON
         President and Director       Director

         TOPS S.A.                    DIGILINE BELGIUM S.A.



         By /s/ Dominique Colard      By /s/ Dominique Colard
            --------------------        -------------------------------
         Dominique COLARD             Dominique COLARD
         President                    Managing Director


                                      DIGIPASS S.A.



                                      By /s/ Dominique Colard
                                        -------------------------------
                                      Dominique COLARD
                                      Director




                                      By /s/ Jan Valcke
                                        -------------------------------
                                      Jan VALCKE
                                      Director




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